EXECUTION VERSION	Exhibit (d)(8)

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (the “Agreement”) is made as of November 18, 2013 by and among JLL Patheon Co-Investment Fund, L.P., an exempt limited partnership organized under the laws of the Cayman Islands (“Holdings”), JLL/Delta Patheon Holdings, L.P., an exempt limited partnership organized under the laws of the Cayman Islands (the “Company”), and James C. Mullen (the “Key Manager”) the Chief Executive Officer of Patheon Inc., a Canadian corporation (“Patheon”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Arrangement Agreement (as defined below).

RECITALS

WHEREAS, on the date hereof, (i) the Company, Holdings and Kininklijke DSM N.V., a corporation organized under the laws of The Netherlands (“DSM”) have entered into a Contribution Agreement pursuant to which DSM has agreed to contribute assets and Holdings has agreed to contribute cash to capitalize the Company (the “Contribution”) and (ii) Patheon and the Company have entered into an Arrangement Agreement and related Plan of Arrangement (the “Arrangement Agreement”), pursuant to which Patheon will be amalgamated with an indirect wholly owned subsidiary of the Company with the result that Patheon will become a wholly-owned indirect Subsidiary of the Company (the “Amalgamation” and, together with the Contribution and the related financing transactions, the “Transactions”);

WHEREAS, in connection with and as a part of the consummation of the Transactions (the “Closing”), the Key Manager will become the Chief Executive Officer of the Company and in that capacity will provide services to Holdings, the Company and its Subsidiaries;

WHEREAS, in connection with and as a part of the Transactions, and subject to the consummation thereof, the Company and Holdings have committed and agreed to grant to the Key Manager and certain other senior executives of Patheon, and the Key Manager has agreed to accept, incentive equity compensation; and

WHEREAS, the parties hereto wish to provide for other terms of employment upon and subject to the Closing and to set forth the agreements with respect to other material terms related to the Transactions.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows.

ARTICLE I

INCENTIVE EQUITY AND OTHER EMPLOYMENT TERMS

Section 1.1 Effectiveness. This Agreement shall become effective on the date hereof, provided that the incentive equity and employment-related agreements (as applicable) set forth herein shall become effective upon and subject to the consummation of the Transactions.

Section 1.2 Incentive Equity. In connection with the consummation of the Transactions, the Company will grant at the Closing management incentive equity awards (the “Company Interests”), to the Key Manager and other senior executives of Patheon as may be determined by the Company in consultation with the Key Manager. In addition and in connection with the consummation of the Transactions, Holdings will grant at the Closing management incentive equity awards (the “Holdings Interests” and, together with the Company Interests, the “Management Interests”), to the Key Manager and may grant such incentive equity awards to other key executives of Patheon. All such Management Interests are intended to be treated as profits interests for U.S. tax purposes. The principal terms that will govern the rights and obligations of the Company Interests and the Company with respect to the Company Interests are set forth on the term sheet attached hereto as Exhibit A. The Company Interests will be issued under the Company’s 2014 Equity Incentive Plan (the “Company Incentive Plan”) and pursuant to incentive interest award agreements (the “Company Award Agreements”) reflecting the terms for the Company Interests described on Exhibit A. The principal terms that will govern the rights and obligations of the Holdings Interests and Holdings with respect to the Holdings Interests are as described for the Class B Units in the form of Amended and Restated Exempt Limited Partnership Agreement of Holdings attached hereto as Exhibit B (the “Holdings Limited Partnership Agreement”). The Holdings Interests will be issued under Holdings’ 2014 Equity Incentive Plan (the “Holdings Incentive Plan” and, together with the Company Incentive Plan, the “Plans”) and pursuant to incentive interest award agreements (the “Holdings Award Agreements” and, together with the Company Award Agreements, the “Award Agreements”) reflecting the terms for the Holdings Interests described on Exhibit B. The Key Manager and Holdings and the Company, as applicable, shall enter into one or more Award Agreements in connection with such grants of Management Interests.

Section 1.3 Option Cancellation. In connection with entering into this Agreement, the Key Manger is executing an Option Waiver and Termination Agreement ( the “Option Termination Agreement”) in the form attached hereto as Exhibit C. Pursuant to the terms and conditions of the Option Termination Agreement, the Key Manager is agreeing to the termination of the Option Awards set forth on Exhibit D, immediately prior to, but subject to, the closing of the Transactions.

Section 1.4 Employment Terms. The Company or a subsidiary of the Company and the Key Manager will each negotiate in good faith the terms of a mutually acceptable amendment to the Key manager’s current employment agreement with Patheon providing for his service as the Chief Executive Officer of the Company and its Subsidiaries (the “Amended Employment Agreement”); provided that the execution of the Amended Employment Agreement is not a condition to the consummation of the transactions contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE KEY MANAGER

The Key Manager represents and warrants to Holdings and the Company as follows:

Section 2.1 Authority. The Key Manager has the capacity to enter into and perform all of the Key Manager’s obligations under this Agreement and the Option Termination Agreement and to consummate the transactions contemplated by this Agreement and the Option Termination Agreement. This Agreement and the Option Termination Agreement constitute valid and binding agreements of the Key Manager, enforceable against the Key Manager in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

Section 2.2 No Conflict. None of the execution, delivery or performance of this Agreement or the Option Termination Agreement by the Key Manager or compliance by the Key Manager with any of the provisions hereof or thereof will (i) require the Key Manager to make a filing with, or obtain any consent, approval or authorization of, any governmental authority, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default or give to any Person any rights of termination, amendment, acceleration or cancellation under any of the terms, conditions or provisions of any agreement, contract or commitment, whether written or oral, to which the Key Manager is a party, or (iii) violate any law applicable to the Key Manager.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND CAYMAN LP

Each of Holdings and the Company, severally and only as to itself represents and warrants to the Key Manager as of the date hereof as follows:

Section 3.1 Authority. Such Person has the corporate or other entity power and authority to enter into and perform all of such Person’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly authorized, executed and delivered by such Person and constitutes a valid and binding agreement of such Person enforceable against such Person in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

Section 3.2 No Conflict. None of the execution, delivery or performance of this Agreement by such Person or compliance by such Person with any of the provisions hereof will (i) require such Person to make a filing with, or obtain any consent, approval or authorization of, any governmental authority, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default or give to any Person any rights of termination, amendment, acceleration or cancellation under any of the terms, conditions or provisions of any agreement, contract or commitment, whether written or oral, to which such Person is a party, or (iii) violate any law applicable to such Person.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Amendment; Termination. This Agreement may be amended or modified only by an agreement in writing signed by Holdings, the Company and the Key Manager. No waiver of any provision under this Agreement shall be enforceable unless executed by the party intended to be bound by such waiver. This Agreement shall automatically terminate without any further action upon the earlier to occur of (a) the termination of the Arrangement Agreement and the Contribution Agreement in accordance with their respective terms and (b) the written agreement of Holdings, the Company and the Key Manager.

Section 4.2 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, (a) such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law and (b) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof; provided, however, that in the event that the Option Termination Agreement is held to be invalid or unenforceable, this Agreement shall automatically terminate.

Section 4.3 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, and nothing herein shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”), (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

Section 4.4 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy which may arise under this agreement is likely to involve complicated and difficult issues, and therefore each such arty hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement, or the transactions contemplated hereby.

Section 4.5 Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 4.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company or Holdings without the prior written consent of the Key Manager, and shall not be assigned by the Key Manager without the prior written consent of the Company and Holdings.

Section 4.7 No Third Party Beneficiaries. This Agreement shall be binding on the parties hereto solely for the benefit of each other, and nothing set forth in this Agreement, express or implied, shall be construed to confer, directly or indirectly, upon or give to any person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause such addressees to enforce, any provisions of this Agreement.

Section 4.8 Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the provisions of this Agreement (without any requirement to post any bond or other security in connection with seeking such relief), in addition to any other remedy at law or equity, exclusively in the Chosen Courts. The parties hereto agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Key Manager, on the one hand, and to prevent or restrain breaches of this Agreement by the Company or Holdings, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding relating to this Section 4.8, for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Section 4.8 in any court other than the aforesaid courts.

Section 4.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. This Agreement and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine, electronic mail or other electronic format (including via portable document format (.pdf)), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 4.10 Construction. Nothing in this Agreement shall be construed, in and of itself, to create an association, trust, partnership, joint venture, or fiduciary relationship between the parties hereto or to impose a trust or partnership duty, obligation, or liability between the parties hereto. No party hereto shall by virtue of this Agreement be deemed to be the representative or attorney of any other party hereto for any purpose whatsoever, and no party hereto shall have the power or authority as agent or in any other capacity to represent, act for, bind or otherwise create or assume any obligation on behalf of the other parties hereto for any purpose whatsoever.

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

COMPANY:

JLL/DELTA PATHEON HOLDINGS, L.P.

By: JLL/Delta Patheon GP, Ltd., its general partner

By:	/s/ Michel Lagarde
Name:	Michel Lagarde
Title:	Director

HOLDINGS:

JLL PATHEON CO-INVESTMENT FUND, L.P.

By: JLL Partners Fund VI (Patheon), L.P., its general partner

By: JLL Associates VI (Patheon), L.P., its general partner

By: JLL Associates GP V (Patheon), Ltd., its general partner

By:	/s/ Paul S. Levy
Name:	Paul S. Levy
Title:	Authorized Person

KEY MANAGER:

/s/ James C. Mullen

James C. Mullen

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